Exhibit 11
Computation of Earning Per Share

                             MAGNAVISION CORPORATION
                        Computation of Earnings Per Share



                                                                       Years Ended
                                            December 31, 1996          December 31, 1995       February 28, 1995
                                            -----------------          -----------------       -----------------

Loss per share - primary

Net loss available for Common Stock and
         Common Stock equivalents               $(1,411,509)              $(844,493)                $(531,863)

Weighted average common shares
         outstanding during the period           22,940,609              25,530,775                26,274,851

Net loss per share                                   $(0.06)                 $(0.03)                   $(0.02)

Loss per share - assuming full dilation             $(n/a(B)                $(n/a(B)                  $(n/a(B)
                                                    ========               =========                  ========

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A)   Common stock equivalents are not included in primary loss per share in
     1996, 1995 and 1994 because they would be anti-dilutive.

B) Fully diluted loss per share is not used in 1996, 1995 and 1994 because it is less than primary loss per share.